Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Recon Technology, Ltd

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, $0.0001 par value per share, reserved for issuance under the 2024 Equity Incentive Plan	Other	2,263,194 (2)	$2.07(3)	$ 4,684,812	$153.10 per $1,000,000	$ 717.24
Equity	Ordinary shares, $0.0001 par value per share, reserved for additional issuances under the 2015 Equity Incentive Plan	Other	494,322 (4)	$2.07 (3)	$1,023,247	$153.10 per $1,000,000	$ 156.66
Total Offering Amounts					$ 5,708,058		$ 873.90
Total Fee Offsets							—
Net Fee Due							$ 873.90

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s ordinary shares that become issuable under the 2024 Equity Incentive Plan (the “2024 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.
(2)	Represents 2,263,194 ordinary shares initially available for grants under the 2024 Plan.
(3)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.07 per share, which is the average of the high and low prices of the Registrant’s Class A ordinary as reported on the Nasdaq Capital Market on February 11, 2025.
(4)	Represents 494,322 ordinary shares additionally available for grants under the 2015 Plan.